Exhibit 99.1

Willdan Group Reports

Fourth Quarter and Fiscal Year 2020 Results

ANAHEIM, Calif. – March 11, 2021 – Willdan Group, Inc. (“Willdan”) (Nasdaq: WLDN), a provider of professional technical and consulting services, today reported financial results for its fourth quarter and fiscal year ended January 1, 2021.

Fourth Quarter 2020 Summary

●	Signed $781 million in California Investor Owned Utility Contracts
●	Consolidated contract revenue of $96.9 million, a decrease of 25.1%
●	Net revenue of $50.8 million, a decrease of 16.8%
●	Net loss of $4.0 million, or $(0.33) per diluted share
●	Adjusted net income of $5.6 million, or $0.46 per diluted share
●	Adjusted EBITDA of $8.6 million, or 16.9% of net revenue
●	Cash provided by operating activities of $20.1 million

Fiscal Year 2020 Summary

●	Consolidated contract revenue of $391.0 million, a decrease of 11.8%
●	Net revenue of $194.5 million, a decrease of 2.5%
●	Net loss of $14.5 million, or $ (1.23) per diluted share
●	Adjusted net income of $15.3 million, or $1.30 per diluted share
●	Adjusted EBITDA of $28.1 million, or 14.5% of net revenue
●	Cash provided by operating activities of $47.0 million

“In 2020 we proved that we could acquire new capabilities with acquisitions, combine and strategically cross sell those new capabilities and experience, and then win what we believe are the largest most complex contracts in our industry," said Tom Brisbin, Willdan’s Chairman and Chief Executive Officer. “We believe our growth model is repeatable and durable, so we plan to continue adding complimentary skills to catalyze organic growth. I thank our new customers for trusting us, and our team of employees for their dedication and hard work in the most trying times.

Willdan serves one of the most exciting markets in the world at one of the most exciting times. A cleaner, low carbon energy cycle is transforming our electric grid, buildings, industrial production and transportation networks. Willdan helps these clients evaluate new technical advances and implement cost effective solutions. During 2020, we generated $47 million in cash flow from operations, a Company record, and we were awarded California Investor Owned Utility (“IOU”) contracts that, on a weighted average basis, represent approximately $150 million per year in incremental contract revenue in the next three to five years if we successfully execute the work. These new wins solidify our market position in California and we believe are large enough to drive double digit organic growth potential for the next two years.”

Fourth Quarter 2020 Financial Results

Consolidated contract revenue for the fourth quarter of 2020 was $96.9 million, a decrease of 25.1% from $129.4 million for the fourth quarter of 2019. Consolidated contract revenue for the Energy segment was $81.8 million for the fourth quarter of 2020, a decrease of 27.5% from the fourth quarter of 2019, primarily due to decreased contract revenues from our direct install programs for small businesses as a result of business shutdowns related to the Covid-19 pandemic and effort to limit its spread that started in March 2020, which were continuing primarily in California, partially offset by $20 million of incremental contract revenue generated from government projects. Consolidated contract revenue for the Engineering and Consulting segment was $15.1 million, a decrease of 9.0% from the fourth quarter of 2019, primarily due to a reduction in scope of work from one of our customers implemented in the second quarter of 2020 combined with decreased subcontractor revenues.

Net Revenue for the fourth quarter of 2020 was $50.8 million, a decrease of 16.8% from $61.0 million for the fourth quarter of 2019 (see “Use of Non-GAAP Financial Measures” below). The decrease was primarily due to the business shutdowns related to the Covid-19 pandemic as noted above, partially offset by incremental government projects as noted above. Net Revenue for the fourth quarter of 2020 in the Energy segment was $37.2 million, a decrease of 21.1% from same period last year. Net Revenue for the fourth quarter of 2020 in the Engineering and Consulting Segment was $13.5 million, remaining approximately flat when compared to the same period last year.

Direct costs of contract revenue were $62.4 million for the fourth quarter of 2020, a decrease of 27.6%, from $86.2 million for the fourth quarter of 2019. The decrease was primarily due to decreased contract revenues from our direct install programs for small businesses in our Energy segment, as noted above, which generally use a higher percentage of subcontractor services than other projects in our Energy segment.

Total general and administrative expenses for the fourth quarter of 2020 was $40.2 million, an increase of 6.7% from $37.7 million for the fourth quarter of 2019. The increase was primarily due to an increase of $6.5 million in contingent consideration, combined with higher amortization of intangible assets derived from prior acquisitions, partially offset by lower employee benefit expenses.

Total other income (expense), net for the fourth quarter of 2020 was $0.2 million, a decrease of 85.0% from $1.1 million for the fourth quarter of 2019. The decrease was primarily due to increased interest income combined with lower interest expense.

Income tax benefit was $1.9 million for the fourth quarter of 2020, compared to income tax expense of $1.2 million for the prior year period. The increase was primarily due to increased tax deductions and various tax credits.

Net loss for the fourth quarter of 2020 was $4.0 million, or $(0.33) per diluted share, as compared to net income of $3.2 million, or $0.27 per diluted share, for the fourth quarter of 2019. The decrease in operating performance was primarily driven by decreases in contract revenue as a result of Covid-19 combined with higher expenses related to Contingent Consideration. Adjusted Net Income (see “Use of Non-GAAP Financial Measures” below) for the fourth quarter of 2020 was $5.6 million, or $0.46 per diluted share, as compared to Adjusted Net Income of $11.5 million, or $0.97 per diluted share, for the fourth quarter of 2019.

Adjusted EBITDA (see “Use of Non-GAAP Financial Measures” below) was $8.6 million for the fourth quarter of 2020, a decrease of 38.0% from $13.8 million for the fourth quarter of 2019.

Fiscal Year 2020 Financial Results

Consolidated contract revenue for fiscal 2020 was $391.0 million, a decrease of 11.8% from $443.1 million for fiscal 2019. Consolidated contract revenue for the Energy segment was $324.2 million for fiscal 2020, a decrease of 12.6%, primarily due to decreased contract revenues from our direct install programs for small businesses, partially offset by an increase in contract revenue generated from government projects of 25.1% and incremental contract revenue of $22.0 million from the acquisitions of Energy and Environmental Economics, Inc. (“E3, Inc.”) and Onsite Energy Corporation (“Onsite Energy”) on October 28, 2019, and July 2, 2019, respectively. Contract revenues for our direct install programs for small businesses decreased as a result of the business shutdowns resulting from the Covid-19 pandemic and efforts to limit its spread that started in March 2020, which we estimate to have reduced our revenue by approximately 20% from our planned pre-pandemic levels for 2020. Consolidated contract revenue for the Engineering and Consulting segment was $66.8 million, a decrease of 7.7% from the fiscal 2019. Contract revenue for the Engineering and Consulting segment decreased primarily due to decreased subcontractor revenues combined with a reduction of scope of work related to one of our customers implemented during the second quarter of 2020. Our revenues in this segment have been minimally affected by Covid-19 as the services in this segment have generally been deemed “essential” by the government and continue to operate while abiding social distancing measures.

Net Revenue for fiscal 2020 was $194.5 million, a decrease of 2.5% from $199.5 million for fiscal 2019. The decrease was primarily due to Covid-19 work suspensions in our direct install programs for small businesses in our Energy segment, which generally use a higher percentage of subcontractor services than other projects in our Energy segment, partially offset by an increase in contract revenue generated from government projects and incremental contract revenue from our acquisitions of E3, Inc. and Onsite Energy. Net Revenue in the Energy segment was $137.4 million for fiscal 2020, a decrease of 3.9% over the same period last year. Net Revenue in the Engineering and Consulting segment was $57.2 million for fiscal 2020, which remained consistent with the same period last year.

Direct costs of contract revenue were $261.6 million for fiscal 2020, a decrease of 15.1%, from $308.1 million for fiscal 2019. Direct costs of consolidated contract revenue decreased as a result of decreased contract revenues from our direct install programs for small businesses in our Energy segment, partially offset by an increase in contract revenue generated from government projects of 25.1%, combined with an additional $7.9 million of direct costs of contract revenue related to our acquisitions of E3, Inc. and Onsite Energy.

Total general and administrative expenses for fiscal 2020 was $145.6 million, an increase of 15.9% from $125.6 million for fiscal 2019, driven primarily by an increase in contingent consideration expense, combined with increased personnel and facilities expenses related to our acquisitions of E3., Inc. and Onsite Energy, and increases in corporate general and administrative expenses, partially offset by a decrease in expenses in the Engineering and Consulting segment and cost-savings measures implemented in response to Covid-19.

Total other income (expense), net was $3.4 million of expense for fiscal 2020, compared with $4.7 million for fiscal 2019. The decrease in total other expense, net was primarily the result of the recognition of $0.6 million in income from an indemnification agreement and higher interest income. Interest expense was relatively flat year over year.

Income tax benefit of $5.2 million for fiscal 2020, compared to income tax benefit of $0.2 million for the prior year period. The increase is primarily attributable to our loss before income tax combined with an increase in various tax deductions and tax credits.

Net loss for fiscal 2020 was $14.5 million, or $(1.23) per diluted share, as compared to net income of $4.8 million, or $0.41 per diluted share, for fiscal 2019. The decrease was primarily driven by decreases in contract revenue as a result of Covid-19 combined with increases in stock-based compensation, intangible asset amortization from acquisitions, and contingent consideration charges. Adjusted Net Income (see “Use of Non-GAAP Financial Measures” below) for fiscal 2020 was $15.3 million, or $1.30 per diluted share, as compared to Adjusted Net Income of $26.7 million, or $2.27 per diluted share, for fiscal 2019.

Adjusted EBITDA (see “Use of Non-GAAP Financial Measures” below) was $28.1 million for fiscal 2020, compared to $37.7 million for the fiscal 2019.

Liquidity and Capital Resources

As of January 1, 2021, we had $28.4 million of cash and cash equivalents. Cash flows provided by operating activities were $47.0 million for fiscal year 2020, as compared to cash flows provided by operating activities of $11.6 million for fiscal year 2019. The higher cash flows resulted primarily due to improvement in cash collections, reductions in working capital requirements as a result of the reduction of revenues from the suspension of our small business energy programs, and incremental cash flow from our fiscal 2019 acquisitions of E3, Inc. and Onsite Energy.

As of January 1, 2020, we had $112.0 million outstanding on our Credit Facilities. We had no borrowings under our Revolving Credit Facility with $50 million available. We believe that we have adequate resources and liquidity to fund future cash requirements and debt repayments with cash generated from operations, existing cash balances and availability under our revolving credit facility for the next 12 months. However, as a result of forecasted increased working capital requirements related to our newly signed $781 million in California Owned Utility Contracts, we may seek to modify certain terms under our bank borrowing facilities to ensure an adequate margin for certain covenant compliance obligations.

The impact of the Covid-19 outbreak on our business, results of operations, financial condition and cash flows in future periods will depend largely on future developments, including the duration and spread of the outbreak in the U.S., its severity, the actions to contain the novel coronavirus or treat its impact, and how quickly and to what extent normal economic and operating conditions can resume.

Environmental, Social and Governance (“ESG”)

Willdan views its ESG efforts as integral to its business, with initiatives consistent with its objective of long-term value creation. “Climate change mitigation is embedded in Willdan’s DNA, and our work tackles this essential challenge every day,” said Tom Brisbin, Chairman and Chief Executive Officer. “Our teams design, lead, and support projects that help customers reduce their carbon intensity to become cleaner, more sustainable organizations.” Willdan is committed to environmental stewardship; the health, welfare, and development of its employees; and the support of its local communities. For more information and to view Willdan’s inaugural sustainability report, visit the Willdan Group website at www.willdan.com.

Q4 2020 Conference Call

Willdan will be hosting a conference call related to fourth quarter earnings today, March 11, 2021, at 5:30 p.m. Eastern/2:30 p.m. Pacific. To access the call, listeners should dial 866-248-8441 approximately 10 minutes prior to the scheduled start time and enter confirmation code 3513136. The conference call will be webcast simultaneously on Willdan’s website at ir.willdangroup.com/events-presentations.

A replay of the conference call will be available until March 25, 2021 by calling 888-203-1112 and entering confirmation code 3513136.

An Investor Report containing supplemental financial information can also be accessed on the home page of Willdan’s investor relations website.

About Willdan Group, Inc.

Willdan is a nationwide provider of professional technical and consulting services to utilities, government agencies, and private industry. Willdan’s service offerings span a broad set of complementary disciplines that include electric grid solutions, energy efficiency and sustainability, engineering and planning, and municipal financial consulting. For additional information, visit Willdan's website at www.willdan.com.

Use of Non-GAAP Financial Measures

“Net Revenue,” defined as contract revenue as reported in accordance with GAAP minus subcontractor services and other direct costs, is a non-GAAP financial measure, Net Revenue is a supplemental measure that Willdan believes enhances investors’ ability to analyze Willdan’s business trends and performance because it substantially measures the work performed by Willdan’s employees. In the course of providing services, Willdan routinely subcontracts various services. Generally, these subcontractor services and other direct costs are passed through to Willdan’s clients and, in accordance with U.S. generally accepted accounting principles (“GAAP”) and industry practice, are included in Willdan’s revenue when it is Willdan’s contractual responsibility to procure or manage such subcontracted activities. Because subcontractor services and other direct costs can vary significantly from project to project and period to period, changes in revenue may not necessarily be indicative of Willdan’s business trends. Accordingly, Willdan segregates subcontractor services and other direct costs from revenue to promote a better understanding of Willdan’s business by evaluating revenue exclusive of subcontract services and other direct costs associated with external service providers. A reconciliation of Willdan’s contract revenue as reported in accordance with GAAP to Net Revenue is provided at the end of this press release.

“Adjusted EBITDA,” defined as net income plus interest expense, income tax expense, stock-based compensation, interest accretion, depreciation and amortization, transaction costs and gain on sale of equipment, is a non-GAAP financial measure. Adjusted EBITDA is a supplemental measure used by Willdan’s management to measure Willdan’s operating performance. Willdan believes Adjusted EBITDA is useful because it allows Willdan’s management to evaluate its operating performance and compare the results of its operations from period to period and against its peers without regard to its financing methods, capital structure and non-operating expenses. Willdan uses Adjusted EBITDA to evaluate its performance for, among other things, budgeting, forecasting and incentive compensation purposes.

Certain items excluded from Adjusted EBITDA are significant components in understanding and assessing a company’s financial performance, such as a company’s costs of capital, stock-based compensation, as well as the historical costs of depreciable assets. A reconciliation of net income as reported in accordance with GAAP to Adjusted EBITDA is provided at the end of this press release.

“Adjusted Net Income,” defined as net income plus stock-based compensation, intangible amortization and transaction costs, each net of tax, is a non-GAAP financial measure.

“Adjusted Diluted EPS,” defined as net income plus stock-based compensation, intangible amortization and transaction costs, each net of tax, all divided by the diluted weighted-average shares outstanding, is a non-GAAP financial measure. Adjusted Net Income and Adjusted Diluted EPS are supplemental measures used by Willdan’s management to measure its operating performance. Willdan believes Adjusted Net Income and Adjusted Diluted EPS are useful because they allow Willdan’s management to more closely evaluate and explain the operating results of Willdan’s business by removing certain non-operating expenses. Reconciliations of net income as reported in accordance with GAAP to Adjusted Net Income and diluted EPS as reported in accordance with GAAP to Adjusted Diluted EPS are provided at the end of this press release.

Willdan’s definitions of Net Revenue, Adjusted EBITDA, Adjusted Net Income and Adjusted Diluted EPS have limitations as analytical tools and may differ from other companies reporting similarly named measures or from similarly named measures Willdan has reported in prior periods. These measures should be considered in addition to, and not as a substitute for, or superior to, other measures of financial performance prepared in accordance with GAAP, such as contract revenue, net income and diluted EPS.

Forward Looking Statements

Statements in this press release that are not purely historical, including statements regarding Willdan’s intentions, hopes, beliefs, expectations, representations, projections, estimates, plans or predictions of the future are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended, including statements regarding the impact of Covid-19 on Willdan’s business, Willdan’s ability to capitalize on increased energy efficiency spending in large markets and expected benefits from its acquisitions. All statements other than statements of historical fact included in this press release are forward-looking statements. These forward-looking statements involve risks and uncertainties including, but not limited to, the extent to which the Covid-19 pandemic and measures taken to contain its spread ultimately impact Willdan’s business, results of operation and financial condition, including the speed with which its various direct install programs for small businesses are able to resume normal operations following government mandated shutdowns and phased re-openings; and Willdan’s ability to expand its services or meet the needs of customers in markets in which it operates. It is important to note that Willdan’s actual results could differ materially from those in any such forward-looking statements. Important factors that could cause actual results to differ materially from its expectations include, but are not limited to, Willdan’s ability to adequately complete projects in a timely manner, Willdan’s ability to compete successfully in the highly competitive energy services market, changes in state, local and regional economies and government budgets, Willdan’s ability to win new contracts, to renew existing contracts and to compete effectively for contracts awarded through bidding processes, Willdan’s ability to successfully integrate its acquisitions, including its acquisitions of Onsite Energy and E3, Inc.,  and execute on its growth strategy, Willdan’s ability to make principal and interest payments as they come due and comply with financial and other covenants in its credit agreement, and Willdan’s ability to obtain financing and to refinance its outstanding debt as it matures.

The factors noted above and risks included in Willdan’s other SEC filings may be increased or intensified as a result of the Covid-19 pandemic, including if there is a resurgence of the Covid-19 virus after the initial outbreak subsides. The extent to which the Covid-19 pandemic ultimately impacts Willdan’s business, results of operations and financial condition will depend on future developments, which are highly uncertain and cannot be predicted. See the risk factor in Part II, Item 1A. “Risk Factors” in Willdan’s Quarterly Report on Form 10-Q for the quarter ended April 3, 2020, “The Covid-19 pandemic and health and safety measures intended to reduce its spread have adversely affected, and may continue to adversely affect, our business, results of operations and financial condition.” for more information. All written and oral forward-looking statements attributable to Willdan, or persons acting on its behalf, are expressly qualified in their entirety by the cautionary statements and risk factors disclosed from time to time in Willdan’s reports filed with the Securities and Exchange Commission, including, but not limited to, the Annual Report on Form 10-K filed for the year ended December 27, 2019 and Quarterly Report on Form 10-Q filed for the quarter ended April 3, 2020, as such disclosures may be amended, supplemented or superseded from time to time by other reports Willdan files with the Securities and Exchange Commission, including subsequent Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q or Current Reports on Form 8-K. Willdan cautions investors not to place undue reliance on the forward-looking statements contained in this press release. Willdan disclaims any obligation to, and does not undertake to, update or revise any forward-looking statements in this press release unless required by law.

WILLDAN GROUP, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands, except par value)

	January 1,	December 27,
	2021	2019
Assets
Current assets:
Cash and cash equivalents	$28,405	$5,452
Accounts receivable, net of allowance for doubtful accounts of $2,127 and $1,147 at January 1, 2021 and December 27, 2019, respectively	60,403	57,504
Contract assets	62,426	101,418
Other receivables	6,405	4,845
Prepaid expenses and other current assets	5,564	6,254
Total current assets	163,203	175,473
Equipment and leasehold improvements, net	12,506	12,051
Goodwill	130,124	127,647
Right-of-use assets	20,130	22,297
Other intangible assets, net	64,256	76,837
Other assets	5,993	16,296
Deferred income taxes, net	14,111	9,312
Total assets	$410,323	$439,913
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$41,372	$34,000
Accrued liabilities	41,754	67,615
Contingent consideration payable	12,321	5,155
Contract liabilities	7,434	5,563
Notes payable	14,996	13,720
Finance lease obligations	248	375
Lease liability	5,844	5,550
Total current liabilities	123,969	131,978
Contingent consideration payable	2,999	4,891
Notes payable	98,178	116,631
Finance lease obligations, less current portion	236	191
Lease liability, less current portion	15,649	18,411
Other noncurrent liabilities	128	533
Total liabilities	241,159	272,635

Commitments and contingencies

Stockholders’ equity:
Preferred stock, $0.01 par value, 10,000 shares authorized, no shares issued and outstanding	—	—
Common stock, $0.01 par value, 40,000 shares authorized; 12,160 and 11,497 shares issued and outstanding at January 1, 2021 and December 27, 2019, respectively	122	115
Additional paid-in capital	149,014	132,547
Accumulated other comprehensive loss	(488)	(396)
Retained earnings	20,516	35,012
Total stockholders’ equity	169,164	167,278
Total liabilities and stockholders’ equity	$410,323	$439,913

WILLDAN GROUP, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

(in thousands, except per share amounts)

	Three Months Ended		Year Ended
	January 1,	December 27,	January 1,	December 27,
	2021	2019	2021	2019

Contract revenue	$96,897	$129,416	$390,980	$443,099

Direct costs of contract revenue (inclusive of directly related depreciation and amortization):
Salaries and wages	16,252	17,806	65,149	64,485
Subcontractor services and other direct costs	46,143	68,393	196,438	243,641
Total direct costs of contract revenue	62,395	86,199	261,587	308,126

General and administrative expenses:
Salaries and wages, payroll taxes and employee benefits	17,956	20,136	71,229	66,303
Facilities and facility related	2,484	2,499	10,481	8,568
Stock-based compensation	3,310	3,964	16,113	12,112
Depreciation and amortization	4,419	3,719	18,743	15,027
Other	12,051	7,370	29,054	23,600
Total general and administrative expenses	40,220	37,688	145,620	125,610
Income (Loss) from operations	(5,718)	5,529	(16,227)	9,363

Other income (expense):
Interest expense, net	(1,085)	(1,301)	(5,068)	(4,900)
Other, net	914	162	1,626	193
Total other expense, net	(171)	(1,139)	(3,442)	(4,707)
Income (Loss) before income taxes	(5,889)	4,390	(19,669)	4,656

Income tax (benefit) expense	(1,892)	1,188	(5,173)	(185)
Net income (loss)	(3,997)	3,202	(14,496)	4,841

Other comprehensive income (loss):
Net unrealized gain (loss) on derivative contracts	114	84	(92)	(396)
Comprehensive income (loss)	$(3,883)	$3,286	$(14,588)	$4,445

Earnings (Loss) per share:
Basic	$(0.33)	$0.28	$(1.23)	$0.43
Diluted	$(0.33)	$0.27	$(1.23)	$0.41

Weighted-average shares outstanding:
Basic	12,011	11,357	11,793	11,162
Diluted	12,011	11,913	11,793	11,766

WILLDAN GROUP, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

	Year Ended
	January 1,	December 27,
	2021	2019
Cash flows from operating activities:
Net income (loss)	$(14,496)	$4,841
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	18,743	15,472
Deferred income taxes, net	(5,209)	(209)
(Gain) loss on sale/disposal of equipment	(15)	(8)
Provision for doubtful accounts	1,330	1,051
Stock-based compensation	16,113	12,112
Accretion and fair value adjustments of contingent consideration	7,707	(302)
Changes in operating assets and liabilities, net of effects from business acquisitions:
Accounts receivable	(4,229)	11,627
Contract assets	35,498	(34,598)
Other receivables	(1,192)	(2,714)
Prepaid expenses and other current assets	577	(343)
Other assets	9,955	(6,520)
Accounts payable	7,372	(6,294)
Accrued liabilities	(27,210)	16,761
Contract liabilities	1,871	315
Right-of-use assets	210	430
Net cash provided by operating activities	47,025	11,621
Cash flows from investing activities:
Purchase of equipment and leasehold improvements	(5,076)	(6,637)
Proceeds from sale of equipment	17	45
Cash paid for acquisitions, net of cash acquired	—	(71,756)
Net cash used in investing activities	(5,059)	(78,348)
Cash flows from financing activities:
Payments on contingent consideration	(1,433)	(1,381)
Payments on notes payable	(205)	(1,842)
Payments on debt issuance costs	(327)	(709)
Proceeds from notes payable	1,140	—
Borrowings under term loan facility and line of credit	24,000	138,000
Repayments under term loan facility and line of credit	(42,000)	(78,000)
Principal payments on finance leases	(549)	(639)
Proceeds from stock option exercise	1,082	931
Proceeds from sales of common stock under employee stock purchase plan	2,224	1,740
Shares used to pay taxes on stock grants	(2,946)	(2,880)
Restricted Stock Award and Units	1	—
Proceeds from unregistered sales of equity	—	1,700
Net cash (used in) provided by financing activities	(19,013)	56,920
Net increase (decrease) in cash and cash equivalents	22,953	(9,807)
Cash and cash equivalents at beginning of period	5,452	15,259
Cash and cash equivalents at end of period	$28,405	$5,452
Supplemental disclosures of cash flow information:
Cash paid during the period for:
Interest	$5,031	$4,169
Income taxes	174	4,052
Supplemental disclosures of noncash investing and financing activities:
Loss on cash flow hedge valuations, net of tax	(92)	(396)
Contingent consideration related to business acquisitions	—	—
Other working capital adjustment	1,179	—
Equipment acquired under finance leases	467	661

Willdan Group, Inc. and Subsidiaries

Reconciliation of GAAP Revenue to Net Revenue

(in thousands)

(Non-GAAP Measure)

	Three Months Ended		Year Ended
	January 1,	December 27,	January 1,	December 27,
	2021	2019	2021	2019
Consolidated
Contract revenue	$96,897	$129,416	$390,980	$443,099
Subcontractor services and other direct costs	46,143	68,393	196,438	243,641
Net Revenue	$50,754	$61,023	$194,542	$199,458

Energy segment
Contract revenue	$81,784	$112,806	$324,178	$370,716
Subcontractor services and other direct costs	44,566	65,662	186,824	227,814
Net Revenue	$37,218	$47,144	$137,354	$142,902

Engineering and Consulting segment
Contract revenue	$15,113	$16,610	$66,802	$72,383
Subcontractor services and other direct costs	1,577	2,731	9,614	15,827
Net Revenue	$13,536	$13,879	$57,188	$56,556

Willdan Group, Inc. and Subsidiaries

Reconciliation of GAAP Net Income to Adjusted EBITDA

(in thousands)

(Non-GAAP Measure)

	Three Months Ended		Year Ended
	January 1,	December 27,	January 1,	December 27,
	2021	2019	2021	2019
Net income (loss)	$(3,997)	$3,202	$(14,496)	$4,841
Interest expense	1,085	1,301	5,068	4,900
Income tax expense (benefit)	(1,892)	1,188	(5,173)	(185)
Stock-based compensation	3,310	3,964	16,113	12,112
Interest accretion (1)	5,648	238	7,707	(302)
Depreciation and amortization	4,419	3,848	18,743	15,472
Transaction costs (2)	13	101	179	886
(Gain) Loss on sale of equipment	—	(3)	(15)	(8)
Adjusted EBITDA	$8,586	$13,839	$28,126	$37,716

(1)	Interest accretion represents the imputed interest and fair value adjustments to estimated contingent consideration.
(2)	Transaction costs represents acquisition and acquisition related costs.

Willdan Group, Inc. and Subsidiaries

Reconciliation of GAAP Net Income to Adjusted Net Income and Adjusted Diluted EPS

(in thousands, except per share amounts)

(Non-GAAP Measure)

	Three Months Ended		Year Ended
	January 1,	December 27,	January 1,	December 27,
	2021	2019	2021	2019
Net income (loss)	$(3,997)	$3,202	$(14,496)	$4,841
Adjustment for stock-based compensation	3,310	3,964	16,113	12,112
Tax effect of stock-based compensation	(691)	587	(3,366)	(1,369)
Adjustment for intangible amortization	3,136	2,691	13,657	11,621
Tax effect of intangible amortization	(655)	830	(2,853)	(1,313)
Adjustment for Interest Accretion	5,648	—	7,707	—
Tax effect on Interest Accretion	(1,180)	—	(1,610)	—
Adjustment for transaction costs	13	101	179	886
Tax effect of transaction costs	(3)	88	(37)	(100)
Adjusted Net Income	$5,581	$11,463	$15,294	$26,678

Diluted weighted-average shares outstanding	12,011	11,913	11,793	11,766

Diluted earnings (loss) per share	$(0.33)	$0.27	$(1.23)	$0.41
Impact of adjustment:
Stock-based compensation per share	0.28	0.33	1.37	1.03
Tax effect of stock-based compensation per share	(0.07)	0.05	(0.29)	(0.12)
Intangible amortization per share	0.26	0.23	1.16	0.99
Tax effect of intangible amortization per share	(0.05)	0.07	(0.24)	(0.11)
Adjustment for Interest Accretion	0.47	—	0.65	—
Tax effect on Interest Accretion	(0.10)	—	(0.14)	—
Transaction costs per share	0.00	0.01	0.02	0.08
Tax effect of transaction costs per share	(0.00)	0.01	—	(0.01)
Adjusted Diluted EPS	$0.46	$0.97	$1.30	$2.27

Contact:

Willdan Group, Inc.

Stacy McLaughlin

Chief Financial Officer

Tel: 714-940-6300

smclaughlin@willdan.com

Al Kaschalk

VP Investor Relations

Tel: 310-922-5643

akaschalk@willdan.com